EXHIBIT 10.2

CONSTRUCTION CONTRACT

This Construction Contract (“Contract”) is made and entered into as of the 2nd day of August, 2002, by and between JAMESON INNS, INC., a Georgia corporation, and JAMESON PROPERTIES OF TENNESSEE, L.P., a Tennessee limited liability company (hereinafter collectively referred to as “Owner”), and KITCHIN DEVELOPMENT AND CONSTRUCTION COMPANY, LLC, a Georgia limited liability company (hereinafter referred to as “Contractor”).

WHEREAS, the Owner desires that a 68-room three-story motel building and specified appur-tenances (hereinafter referred to separately as the “Structure”) be constructed on that certain tract of real property situated in West Monroe, Louisiana; and that an additional 20-room, two-story motel building and specified appurtenances (also a “Structure” and in the aggregate, “Structures”)be constructed on that certain tracts of real property situated in Tullahoma, Tennessee; each of which is more fully described on Exhibits A-1 and A-2 hereto (each of which is separately referred to as the “Property”); and

WHEREAS, Contractor desires to build the Structure on each Property pursuant to the terms and conditions of this Contract (each separately referred to as the “Project”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I
Contractor’s Duties

Section 1.1.  Work to Be Performed by Contractor.    Contractor shall erect and complete, in a substantial and workmanlike manner, the Structures for Owner upon the Property for the Contractor’s Fee hereinafter set forth.

Section 1.2.  Architect’s Plans and Specifications.    The Structures shall be constructed and completed in conformity with the detail of the plans and specifications prepared by Albert S. Jolly & Associates, A.I.A. (the “Architect”) for each such Structure, all of which said plans, specifications and blueprints and addenda thereto as permitted for use in the construction of the Structure (the “Plans”), a summary of which is set forth in Exhibits B-1 and B-2 attached hereto; provided, however, that Contractor may make such changes, modifications, additions or alterations in the work to be performed hereunder as may be necessary to meet applicable building codes, zoning require-ments and such other rules, requirements or restrictions as may apply to the Structure, in accordance with the Change Order procedure described in Section 7.1 below.

Section 1.3.  General Scope of Contractor’s Duties.    The scope of the work of the Contractor for each Project is described in the Plans and Exhibits B-1, with respect to a interior building, and Exhibit B-2, with respect to a 16-room or 20-room building, and it is agreed by the parties that the work of the Contractor includes, but is not limited to, the following items:

A.  Supervision.    Contractor shall supervise the construction of the Structure on each Property in order to ensure the proper construction of the Structure according to the specifications contained in the Plans. Contractor shall supervise all subcontractors performing work on the construction site as well as the suppliers furnishing materials for use in the construction of the Structure. All such work performed and materials furnished shall be in compliance with the details set forth in the Plans.

B.  Progress Reports.    By the fifth day of each month, Contractor shall submit to Owner construction reports detailing the progress of the construction of the Structure to the end of the prior calendar month, an estimate of work to be completed and the time required for completion.

C.  Subdivision Utilities and Common Elements.    Contractor shall be responsible for promptly repairing and restoring all utility services and common elements of the subdivision which may be damaged or destroyed during construction.

D.  Project Development.    The Contractor’s Fee shall include all associated Project development costs, including, but not limited to, site selection and staffing of the Project, furniture, fixtures and equipment, linens, towels and related inventory, operating systems, personal computer and operating systems.

ARTICLE II
Contract Price

Section 2.1.  Cost of Construction - Reimbursement of Contractor.    For construction of the Structures in the aggregate and other improvements and payment of all of the costs and expenses thereof, Contractor shall be paid the sum of $4,878,000.00 (the “Contractor’s Fee”), subject to the provisions of Section 2.4. The Contractor’s Fee shall be payable to Contractor within five days after the end of each calendar month for work performed during such month as the construction of the Structures progresses, based upon payment requests certified by Contractor. All monthly payments made to Contractor shall be subject to a 10% retention by Owner. The cost and expense of construction referred to in the prior sentence shall mean all actual costs incident to the proper performance of the work during the construction phase of the Structures and in readying the Structures for occupancy and operation which are paid or incurred by or on behalf of the Contractor, including, without limitation, all building materials and supplies, and costs of the parking lot, swimming pool, fitness center and equipment, driveways, acceleration/deceleration lanes, curbs and gutters, furniture, fixtures, equipment and the sign to be erected on each Property, all in accordance with the Plans and the applicable Exhibit B. Owner hereby agrees that, within 60 days after receipt of Contractor’s certification of completion and other documents required pursuant to Section 2.2, payment will be made to Contractor of the balance of the Contractor’s Fee (including all amounts retained by Owner) due hereunder, except as otherwise provided in Section 2.2 below; provided, however, it is contemplated that the Owner may contribute a particular Property to a wholly owned subsidiary which in turn may contribute the Property to a partnership for which such subsidiary serves as managing general partner (the “Partnership”) upon completion of the Structure and such wholly owned subsidiary and/or the Partnership may assume the Owner’s obligations hereunder. Contractor expressly covenants that if the total costs and expense of construction of the Structures in accordance with the Plans (subject to approved Change Orders) exceed the Contractor’s Fee, Contractor has an independent obligation to pay such excess amounts out of its own funds without any right of reimbursement or repayment from the Owner. For purposes of making payments hereunder based on completion of a Structure, the amount to be held back with respect to each Project and to establish a pro rata cost of each Structure, the Contractor’s Fee shall be allocated to each Property as set forth in Exhibit C hereto.

Section 2.2.  Contractor’s Certification of Completion.    The Contractor shall, upon final completion of its work hereunder in accordance with the Plans and the applicable Exhibit B and any agreed modification thereof, submit a written request to the Owner for final inspection. Within ten days following the request for final inspection, the Owner and Contractor shall make a joint inspection of the work and Owner shall furnish Contractor detailed written lists, if any, of any variances in construction of the Structures from the requirements of the Plans, including the identification of any work that does not meet the standards of performance required under the terms of this Contract, Exhibits B-1 and B-2, and the Plans.

Upon receipt of the written list of incomplete work or defects, the Contractor shall immediately remedy such variances or defects in a workmanlike manner, or notify the Owner upon receipt of such lists that it does not consider the specified item to be a variance or defect. All disputed items will be submitted in writing to the Architect who shall render a decision as soon as practicable, which decision will be binding on both parties.

When the Contractor and Owner have agreed that the written list of incomplete work or defects has been completed in a workmanlike manner, the Contractor shall certify in writing to the Owner the completion of the Structure and furnish the Owner a sworn statement executed by Contractor certifying that there are no liens or rights of liens against the Structure or the Property as a result of the work performed by or on behalf of the Contractor hereunder and shall deliver waivers or releases of all lien rights duly executed by all subcontractors and suppliers who furnished labor or materials for the work.

Section 2.3.  Construction Period Interest.    The Contractor shall reimburse the Owner out of the Contractor’s Fee an amount equal to (i) all interest incurred by the Owner on amounts borrowed by Owner to finance the purchase of each Property and the construction of the Structure thereon for the period commencing upon the date Owner purchases the Property and ending on the date Contractor certifies completion of the Structure pursuant to Section 2.2 above plus (ii) all fees charged by Owner’ s lender to provide construction financing for the Project; provided further, if Owner uses its own funds to purchase the Property or pay construction costs in lieu of borrowing funds from a third party, Contractor shall pay owner interest on such funds at the same rate charged to Owner on funds borrowed from its primary lenders. Contractor shall reimburse or pay Owner for such interest upon completion of the Structures.

Section 2.4.  Profit Limitation.    If the total costs incurred by Contractor for the work performed under this Contract are less than an amount equal to 90% of the Contractor’s Fee, Contractor shall rebate to Owner that portion of the Contractor’s Fee which is in excess of 110% of the total costs incurred by Contractor for the work performed under this Contract. For purposes of this Section 2.4, costs incurred by Contractor for work performed under this Contract shall include all costs that can be capitalized in accordance with generally accepted accounting principles (including, but not limited to, an allocation of Contractor’s general and administrative overhead costs and the construction period interest reimbursed to Owner) and such other general and administrative costs properly allocable to the Project, but not capitalized. Owner shall have the right, at its expense, to audit the records of Contractor to verify the costs and overhead incurred by Contractor for the work performed under this Contract.

ARTICLE III
Materials and Labor of Contractor

Section 3.1.  Materials and Labor of Workmanlike Quality.    All materials and equipment to be furnished by the Contractor in the performance of this Contract will be of good quality and new, unless otherwise specified in Exhibit B-1, Exhibit B-2, or the Plans. All work and labor of the Contractor and its subcontractors will be performed in a workmanlike manner utilizing a qualified and experienced work force.

Section 3.2.  Furnishing Scaffolding, Tools and Machinery.    Contractor will provide at its sole cost and expense all scaffolding, tools and machinery necessary for the performance of Contractor’s work hereunder.

Section 3.3.  Payment of Subcontractors and Material Suppliers.    Contractor shall pay upon receipt from each third party, all proper invoices, bills and statements of any subcontractor or materialman performing work upon the Structure or supplying materials to the Property, subject to Contractor’s right to contest in good faith the amount it believes to be due through appropriate proceedings. Contractor warrants that upon completion, the Structure and the Property will be free from any materialmen’s or mechanics’ liens or other lienable claims other than those it has discharged as a lien against the Property and has chosen to contest in good faith.

Section 3.4.  Subcontractors’ Compliance with Plans.    Contractor specifically agrees that any and all subcontractors and materialmen which Contractor uses in the construction of the Structure shall comply with the Plans and any modifications thereof made in accordance with this Contract.

ARTICLE IV
Site Preparation and Inspection

Section 4.1.  Site Preparation.    Prior to Contractor’s commencement of construction of a Structure, the Property on which such Structure is to be built will be fully prepared for construction of the Structure at Contractor’s sole cost and expense, including, without limitation, preparation of a legal description of the Property, preparation of civil engineering plans and specifications, if required, clearing, leveling, topography, core analysis, compaction, survey, access to utilities, zoning approval, curb cut authorizations and approvals and all other governmental or regulatory authorizations and approvals.

Section 4.2.  Site Inspection.    Contractor represents that it has had each Property inspected by qualified engineers and is fully familiar with the conditions thereof. The engineers have conducted core tests and tests of subsoil conditions of each Property and have issued analytical reports with respect to such tests. Contractor specifically agrees to construct each Structure in accordance with the requirements detailed in such engineering reports.

ARTICLE V
Permits, Surveys and Governmental Authority

Section 5.1.  Permits, Surveys and Governmental Authority.    Contractor shall obtain all necessary permits from proper governmental authorities and shall comply with all applicable laws, ordinances, bylaws or regulations, in connection with the construction of the Structures. The fees or costs of any permits, governmental authorization or inspection, as well as for infraction or violation of governmental requirements or expenses or damages resulting therefrom, shall be borne solely by Contractor.

ARTICLE VI
Time of the Essence

Section 6.1.  Time of Commencement and Completion of Contractor’s Work.    Time is of the essence in this Contract. Contractor shall promptly commence its work hereunder following the date of execution of this Contract and shall continue such work with due diligence until completed in accordance with the applicable Exhibit B and the Plans. Each Structure is to be completed and delivered in a finished condition by Contractor and all work is to be completed in a period of 180 days from the date Contractor obtains all building permits necessary to commence the respective Project. The time for completion by Contractor may be extended beyond the 180 day period where delay and work stoppages are occasioned by adverse weather conditions, strikes, acts of God, labor or material shortages or other causes beyond the Contractor’s control and which it is unable to avoid in the exercise of reasonable and due diligence. Such completion time will also be extended where additional time is required to complete any alterations or modifications made by agreement of the parties in the plans, blueprints, or specifications after commencement of construction. Such time will also be extended where delays are occasioned in the performance of the Contractor’s work by the unreasonable acts of the Owner or Owner’s agents. Any extension of time of completion for any of the causes herein enumerated shall be reasonable considering the type of work to be performed and the cause for delay. In the event that the parties cannot agree to a mutually agreeable extension, the dispute shall be submitted to the Architect for resolution as provided in Section 2.2 above.

ARTICLE VII
Additions, Modifications and Alterations

Section 7.1.  Written Change Orders.    It is specifically understood and agreed that the Owner may make additions, modifications, alterations or substitutions in the work of the Contractor to be performed hereunder by adding to, omitting from or deviating from the attached plans, blueprints and specifications. Provided, however, that any additions, deletions, omissions or substitutions must be evidenced by a written change order fully executed by all of the parties hereto on a change order form to be provided by the Contractor. All such change orders shall contain or reflect the value of any additional or other work or materials and the amount so agreed upon shall be added to or deducted from the Contractor’s Fee as herein set forth. All written change orders shall be dated and attached to this Contract as an additional exhibit or addendum thereto and shall be made a part hereof. The provisions of this Contract shall apply to all additions, deletions, omissions or substitutions with the same effect as if such were embodied in the original the Plans. No claim for any additions, deletions, omissions or substitutions to this Contract or delay in completion attributable to any change in the work shall be valid unless authorized by the parties hereto, as evidenced by a fully executed change order.

ARTICLE VIII
Inspections and Corrections of
Defective Work during Construction

Section 8.1.  Municipal Building Inspections.    All required governmental inspections of the Contractor’s work shall be requested and obtained by the Contractor as required by law. Contractor shall give all notices and comply with all building codes and other regulations, ordinances, rules and laws of all governmental bodies or authorities having jurisdiction over any phase of Contractor’s work covered hereby and shall keep the Owner indemnified against all fines, penalties and losses incurred by reason of any breach of this covenant.

Section 8.2.  Authorized Owner Inspections.    Contractor shall facilitate inspection and shall allow the Owner, any authorized representative, architect, engineer, any lending institution committed to lend money to the Owner or any public authority to inspect the plans, specifi-cations or the structural work in progress at any reasonable time and under any reasonable conditions.

Section 8.3.  Cost of Non-Conforming Work.    If during the course of construction any work fails to conform to the Plans or if the architect or any municipal inspector should point out to Contractor any work failing to conform to the Plans or any agreed modifications thereof, or the Contractor should observe any work failing to conform to the Plans or any agreed modification thereof, or any inspecting authority should refuse to approve work performed by Contractor, or any subcontractor under its authority during the course of construction, the Contractor shall promptly remove from the premises all such work which is finally determined by proper authority not to conform to the Plans and any modifications thereof, or which is finally determined by proper authority not to meet the requirements of governmental authorities. Contractor shall promptly replace or cause to be replaced its own work or the work of its subcontractors in accordance with the Plans and any modifications thereof and without any expense to the Owner. Contractor shall bear the expense of making good all work destroyed or damaged by such removal or replacement.

Section 8.4.  Contractor’s Negligence.    The Contractor shall also correct without compensation any work improperly performed and shall bear the expense of correcting all damage caused to the improvements by Contractor, or any subcontractor acting under its authority, due to the negligence of the Contractor or the negligence of any agent or employee of Contractor, its subcontractors or suppliers.

ARTICLE IX
Insurance, Indemnity and Taxes

Section 10.1.  Contractor’s Indemnity and Insurance.    Contractor shall indemnify and hold harmless Owner from and against claims, damages, losses and expenses, including but not limited to attorney fees, arising out of or resulting from performance of work or any obligation of Contractor under this Contract. Contractor shall provide, maintain and pay for all insurance necessary to fully protect Contractor and Owner from claims or damages to any person whomsoever, whether a workman or a member of the general public, property damage or bodily injury, including death, which may arise from and during the performance of Contractor’s work pursuant to this Contract, whether such operations and work under this Contract be by the Contractor itself or by any of its subcontractors or anyone directly employed by them or any of their agents. Contractor shall also carry such insurance as necessary to fully protect Contractor and Owner as their interests may appear from any damage by fire or normal extended coverage risk caused to the Structures being constructed by Contractor pursuant to the terms hereof. Such insurance shall be procured and maintained by Contractor until completion of its work and shall include without limitation the following policies:

A.  Workers’ Compensation Coverage.    Contractor shall comply with applicable workers’ compensation laws and shall be fully responsible for ascertaining that all of the subcontractors comply with said laws.

B.  Builder’s Risk Insurance.    Contractor shall carry builder’s all-risk insurance providing for coverage normally and customarily included therein. Such all-risk insurance shall be extended only to the work of the Contractor hereunder and any subcontractor, employee or agent working under the Contractor’s supervision or control. Until the work of the Contractor is fully completed and final, and payment made by the Owner to the Contractor, the Contractor shall promptly repair at no cost to the Owner any damages to any portion of the Contractor’s work caused by fire, explosion, lightning, hailstorm, flood, tornado, riot, civil commotion or any other hazard that may result in damage to or destruction of any portion of the work of the Contractor. Even though the Owner may be named as an additional insured in the all-risk insurance to be furnished by the Contractor, until the work of the Contractor is completed and final payment of the Contractor’s Fee made here-under, all proceeds from said insurance shall be paid over to the Contractor as reim-bursement for work required to be done by reason of the damage covered by said insurance policy or policies.

Section 9.2.  Furnishing Certificates of Insurance.    Contractor shall submit to Owner, prior to commencement of any work hereunder, certificates of all the insurance required to be procured and maintained by the Contractor hereunder. All insurance policies required of the Contractor shall be issued by an insurance company duly licensed to do business in the state wherein the Property is located. No material change or alteration shall be made in any of these policies or the same canceled without thirty days’ prior written notice to the Owner.

ARTICLE X
Assignment of Contract by Contractor

Section 10.1.  Assignment Prohibition.    Contractor may not assign this Contract or performance of its work hereunder without prior written consent of the Owner. This provision shall not be construed, expressly or impliedly, as prohibiting the Contractor from subcontracting all or any portion of the work to be done hereunder; provided that the Contractor will continue to be responsible for all of its obligations under the Contract.

ARTICLE XI
Material Liens

Section 11.1.  Timely Discharge of Liens.    Any materialmen’s or mechanic’s lien filed against the property for work claimed to have been done or performed or materials claimed to have been furnished by the Contractor or any subcontractor or material supplier of the Contractor, shall be discharged by the Contractor within 40 days from the date of such filing, except and unless such lien is the responsibility of the Owner as provided in the following sentence. Any materialman’s or mechanic’s liens filed against a Property for work performed or materials furnished solely at the direction or upon the order of the Owner shall be the sole responsibility of the Owner and not the Contractor.

ARTICLE XII
Contractor’s Warranty and Documentation

Section 12.1.  Express One Year Warranty.    Contractor hereby expressly warrants all materials and labor furnished by the Contractor in the performance of its work hereunder. This warranty shall be for a term of one year, and shall commence on the final date of issuance of all Certificates of Occupancy from all governing agencies having jurisdiction over the respective Project. This one year warranty shall apply to work done by the Contractor and all subcontractors of the Contractor and materials furnished by them or any supplier of the Contractor or any sub-contractor. The Contractor does hereby expressly agree to remedy any patent or latent defects appearing in the work of the Contractor within said one year warranty. No payment by Owner to Contractor of any kind or occupancy and possession of the dwelling by the Owner shall constitute or be construed in any manner to be acceptance or waiver of any patent or latent defects in workmanship or materials furnished by the Contractor hereunder.

This one year warranty is in lieu of any other warranties or guaranties of the work of the Contractor, expressed or implied, except as is provided in Sections 1.2, 2.1 and 3.1 of this Contract, and these provisions of the Contract constitute the sole warranty of the Contractor to the Owner hereunder. There are no expressed or implied warranties of fitness, quality or workmanship or of materials or any warranty of any nature with regard to the work of the Contractor hereunder, either expressed or implied, except as specifically set forth in this numerical paragraph and in Sections 1.2, 2.1 and 3.1 of the Contract. However, nothing herein contained will be construed to preclude the Owner from receiving the benefits of any manufacturer’s or supplier’s warranties or guaranties relating to any electrical, mechanical and plumbing equipment and appliances furnished by such manufacturer or supplier, which Contractor hereby assigns to Owner.

This numerical paragraph shall survive the closing of this transaction and final payment by the Owner to the Contractor.

Section 12.2.  Project Closeout Documentation.    The Contractor shall provide the Owner with a minimum of one set of complete project record documentation for each Project, including, but not limited to, the following:

•	Permitted plans, specifications and addenda
•	Change Orders and other modifications to the Contract
•	Field Orders or other written instructions
•	Approved shop drawings, product data and samples
•	Field test records
•	Operation and maintenance manuals
•	Certificates of Occupancy
•	Names, addresses and telephone numbers of major subcontractors and vendors
•	Warranties
•	Contractor’s Affidavit of Release of Liens
•	Contractor’s Affidavit of Payment of Debts and Claims

ARTICLE XIII
Default of Contractor

Section 13.1  Owner’s Right to Terminate.    If the Contractor should neglect to prosecute its work diligently or fails in any way to perform any provisions of this Contract or shall become insolvent or make an assignment for the benefit of its creditors or a voluntary or involuntary bankruptcy petition shall be filed by or against the Contractor, the Owner shall have the right, if the Owner so elects and without prejudice to any other rights or remedies Owner may have by the terms of this Contract or by law and after giving Contractor seven days written notice, terminate this Contract and take possession of the Property and all materials, tools and appliances thereon and finish the work by whatever method Owner deems expedient.

ARTICLE XIV
Work Stoppage by Owner

Section 14.1.  Contractor’s Right to Terminate.    Should the work of the Contractor hereunder be stopped through the unreasonable act or unreasonable neglect of the Owner for a period of ten days, then the Contractor, upon seven days’ written notice to the Owner, may terminate this Contract and recover from the Owner payment for all work performed and materials furnished to the date of termination.

ARTICLE XV
Miscellaneous Covenants and Agreements

Section 15.1.  Removal of Waste Materials.    Contractor shall at all times keep the premises free from accumulations of waste materials or rubbish caused by the work. Upon the completion of the work of the Contractor hereunder, the Contractor shall remove all rubbish and waste materials from and about the Structures and leave the premises “broom clean” or its equivalent.

Section 15.2.  Notice and Communications.    All notices, communications or certi-fications required or which may be given pursuant to the provisions of this Contract shall be sent by certified mail or delivered to Owner at 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604, and to Contractor at 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604. All such notices, communications or certifications to be given pursuant to this Contract shall be deemed to be properly served if reduced to writing and delivered personally, mailed first class postage prepaid, sent via air express delivery service or given telephonically via facsimile transmission. The date of service of the notice, communi-cation or certification served by mail shall be the date on which the same is deposited in any United States Post Office with postage prepaid addressed and sent as aforesaid. The date of service of a notice, communication or certification delivered personally or via delivery service or facsimile shall be the date that the same is in fact so delivered. Place of service of notices may be changed by either party upon prior written notification to the other party.

Section 15.3.  Change in Ownership of Subject Premises.    No change in the ownership of a Structure however accomplished shall relieve the Owner of the joint and several obligation and primary responsibility for the performance of each of the terms and covenants herein contained and the payment of the Contractor’s Fee unless otherwise agreed upon in writing by Owner and Contractor. Any transfer of any interest by the Owner in a Structure shall be expressly subject to the obligations, covenants and agreements herein contained unless otherwise agreed upon in writing by Owner and Contractor. Any transferee must specifically assume and agree to be bound by all the terms and covenants of this Contract.

Section 15.4.  Entirety.    This Contract constitutes the entire understanding and agreement by and between the parties hereto and supersedes any and all previous oral or written negotiations, contracts, agreements or representations regarding the subject matters hereof. No prior statements or representations not incorporated in this Contract shall be binding upon either party hereto. Any modification or amendment of the terms of this Contract in order to be binding must first be reduced to writing, dated and signed by all parties hereto. No waiver of any of the terms of this Contract shall be binding unless reduced to writing, dated and signed by the party or parties sought to be charged therewith.

Section 15.5.  Duplicate Originals.    Any fully executed copy of this Contract shall be considered for all purposes an original hereof.

Section 15.6.  Binding Effect.    This Contract shall be binding upon and inure to the benefit of each of the parties hereto, it or their respective successors and assigns, where assignment is permitted hereunder.

IN WITNESS WHEREOF, the parties hereto and each of them have executed this Contract the day and year first above written.

ATTEST: /s/ STEVEN A. CURLEE Secretary [SEAL]	JAMESON INNS, INC., a Georgia corporation By: /s/ CRAIG R. KITchin Craig R. Kitchin, President

JAMESON PROPERTIES OF TENNESSEE, L.P., a Tennessee limited partnership By: Kitchin Hospitality, LLC, General Partner By: /s/ CRAIG R. KITCHIN Craig R. Kitchin, President “OWNER”

ATTEST: /s/ STEVEN A. CURLEE Secretary [SEAL]	KITCHIN DEVELOPMENT AND CONSTRUCTION COMPANY, LLC, a Georgia limited liability company By: /s/ JOSEPH H. RUBIN Joseph H. Rubin, President-Construction “CONTRACTOR”

EXHIBIT C

Allocation of Contractor’s Fee

Property	No. of Rooms	Allocated Portion of Contractor’s Fee
Tullahoma, TN -Phase II	(20 rooms)	$ 900,000
West Monroe, LA	(68 rooms)	3,978,000

Total		$4,878,000